Exhibit 10.4

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made as of the 12th day of June, 2009 (the “Effective Date”), by and between WAVE2WAVE COMMUNICATIONS, INC., a New Jersey corporation having a principal business address at Continental Plaza, 6th Floor, 433 Hackensack Avenue, Hackensack, New Jersey 07601 (the “Company”), and ERIC MANN, an individual having an address at 19 Heritage Lane, Scotch Plains, New Jersey 07076 (the “Employee”). Employee and Company shall be individually referred to as a “Party”, and collectively as the “Parties.”

     WHEREAS, the Company wishes to employ Employee, and Employee desires to be employed by the Company and is willing to accept such employment on such terms and conditions as are set forth herein.

     NOW THEREFORE, in consideration of the mutual representations, covenants and agreements herein set forth, the Parties hereto agree as follows:

ARTICLE I

ENGAGEMENT AND DUTIES: DEVOTION OF TIME

     1.1 Engagement and Duties. The Company hereby employs Employee for the Term (as defined in Section 3.1) commencing on the Effective Date. During the Term, Employee shall render services on behalf of the Company as the Chief Executive Officer of the Company reporting to the Chairman and Board of Directors of the Company, and in such capacity, Employee shall devote his entire business time, ability and attention to performing those duties assigned to him by the Chairman and Board of Directors of the Company. As part of Employee’s duties and responsibilities, Employee shall be responsible for overseeing all financial affairs of the Company. During the Term, Employee shall be based at the Hackensack, New Jersey office of the Company; provided, however, the Employee acknowledges and agrees that in performing the duties and responsibilities assigned to him he will be required to travel to the offices of the Company’s affiliates.

     1.2 Acceptance. Employee hereby accepts such employment and agrees to render all services requested and duties and responsibilities assigned to him to the best of his ability. During the Term, Employee agrees to serve the Company faithfully and to the best of Employee’s ability, to devote Employee’s full business time, energy and skill to such employment, and to use Employee’s best efforts, skill and ability to promote the Company’s interest. During the Term, Employee further agrees to perform and observe all Company rules and policies. During the Term, Employee agrees not to engage in any activities that would interfere with his performance of his duties to the Company without the prior written consent of the of the Company.

ARTICLE II

COMPENSATION

     2.1 Base Salary. For all services to be rendered hereunder during the Term, the Company shall pay Employee the following base salary (the “Base Salary”):

Year of Employment	Base Salary

Year 1	$ 350,000.00
Year 2	$ 367,500.00
Year 3	$ 385,875.00
Year 4	$ 405,169.00
Year 5	$ 425,427.00

     All Base Salary payable hereunder shall be paid not less frequently than bi-weekly in accordance with the Company’s payroll practices.

     2.2 Bonus. In addition to the Base Salary, at the end of each year of the Term, the Company, in its sole discretion, may award to the Employee a bonus in an amount to be determined by the Company in its sole discretion.

     2.3 Stock Options. The Company hereby grants to the Employee stock options (the “Options”) to acquire up to such number of shares of the common stock of the Company that upon issuance represent two (2%) percent of the issued and outstanding capital stock of the Company as of the date such Options are fully vested (by their terms or upon acceleration upon a Change in Control Event), on a fully diluted basis (the “Option Shares”), according to the following vesting schedule:

Cumulative Percent of
Option Exercisable	Vesting Date

20%	First anniversary of the Effective Date

40%	Second anniversary of the Effective Date

60%	Third anniversary of the Effective Date

80%	Fourth anniversary of the Effective Date

100%	The day immediately preceding the fifth anniversary of the Effective Date

     Notwithstanding the foregoing, the within vesting of the Option Shares shall accelerate, and all Option Shares shall immediately vest and be exercisable upon the happening of a Change in Control Event. For purposes of this Agreement, a “Change in Control Event” shall mean the occurrence during the Term of any of the following events:

          (1) The successful completion of a qualified initial public offering of the common stock of the Company pursuant to an effective registration statement filed by the Company under The Securities Act of 1933, as amended; or

          (2) Approval by stockholders of the Company of:

               (i) A merger, consolidation or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

               (ii) A complete liquidation or dissolution of the Company; or

               (iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).

          (b) The exercise price for the Options shall be $.01 per share.

ARTICLE III

TERM, TERMINATION AND PAYMENT ON TERMINATION

     3.1 Term. Subject to Section 3.2, the term of the Employee’s employment by the Company shall commence on the Effective Date and continue for a period of five (5) years (until the day immediately preceding the fifth (5th) anniversary of the date hereof) unless sooner terminated as provided herein (the “Initial Term”). On the last day of the Initial Term (the “Expiration Date”) and on each anniversary thereof (each a “Renewal Term” and collectively with the Initial Term, the “Term” or the “Employment Period”), this Agreement shall automatically renew for successive one (1) year periods unless either Party provides the other Party with written notice of non-renewal of this Agreement not less than ninety (90) days prior to the last day of the applicable Term.

     3.2 Termination. Subject to Section 3.1, Employee’s employment, Base Salary and all rights under this Agreement as an employee of the Company shall terminate immediately upon the first to occur of the following events (the “Termination Date”):

          (a) The death of Employee;

          (b) The Disability of Employee. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to it in the Company’s then current group long-term disability policy. In the absence of such policy, Employee shall be deemed to have suffered a Disability if he is unable to substantially perform the duties theretofore performed by him under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for not less than ninety (90) days in any one hundred eighty (180) day period. In the event of a dispute between the Company and the Employee as to whether or not Employee is disabled, the Company, without the participation of the Employee, shall select a qualified physician to examine the Employee and such physician’s determination shall be final and binding;

          (c) The Company’s receipt of written resignation of the Employee for any reason; or

          (d) Termination of the Employee’s employment for Cause. “Cause” shall mean that the Employee has (i) engaged in gross negligence or willful misconduct, resulting in demonstrable harm to the business, finances or reputation of the Company, or (ii) been convicted of any felony. If the Company proposes to terminate the Employee’s employment hereunder for Cause, the Company will give the Employee reasonable prior written notice of termination, will specify in said notice the termination provision of this Agreement and the factual basis upon which the termination action is based and will provide the Employee the opportunity to be heard before the Company’s Board of Directors prior to such termination.

     The Company and Employee acknowledge and agree that the Employee’s employment with the Company may only be terminated pursuant to this Section 3.2.

     3.3 Compensation Following Termination of Employment. If the Employee’s employment with the Company is terminated pursuant to Section 3.2, the Company shall pay to Employee his Base Salary earned and unpaid as of the Termination Date, as applicable (the “Unpaid Salary”). Such amount(s) shall be paid to the Employee, subject to standard required payroll deductions, on the next scheduled payment date.

ARTICLE IV

BENEFITS

     4.1 Business Expenses. The Employee is authorized to incur reasonable travel and entertainment expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company and its affiliates, and the Company shall pay or reimburse the Employee for all such reasonable travel and entertainment expenses actually incurred or paid by the Employee during the Employment Period, in all cases upon presentation of detailed expense statements and expense reports, receipts, vouchers or such other supporting information as the Company may require.

     4.2 Automobile, etc. It is understood and agreed that the Employee requires a business car to successfully perform his duties hereunder; and, accordingly, he shall be reimbursed by the Company (a) Five Hundred Ninety-Eight and 00/100 ($598.00) Dollars per month during the first two (2) years of this Agreement and Seven Hundred and 00/100 ($700.00) Dollars per month thereafter towards the lease of an automobile, and (b) for all necessary and reasonable costs of supporting business travel with such automobile, such as automobile insurance, gas, oil, maintenance and repairs, and parking tolls to the extent the same are for business use within the meaning set forth in the Internal Revenue Code of 1986, as amended, and subject in all cases upon presentation of detailed expense statements and expense reports, receipts, vouchers or such other supporting information as the Company may require.

     4.3 Fringe Benefits. The Employee shall, during the Employment Period, be eligible to participate in such pension, profit sharing, medical, dental, disability and other employee benefit plans of the Company which may be in effect from time to time to the extent he is eligible under the terms of those plans, on the same basis as other executive employees of the Company; provided, however, that the allocation of benefits under any plan which provides that allocations thereunder shall be in the discretion of the Company shall be determined from time to time by the Company. The Employee’s spouse and children shall also be eligible to participate in the Company’s medical and dental plans which may be in effect from time to time to the extent they are eligible under the terms of such plans, on the same basis as other spouses and children of the executive employees of the Company.

     4.4 Life Insurance. The Company shall, during the Employment Period, continue to pay the annual premium for the term life insurance on the life of the Employee currently in place in the amount of $2,500,000.00. Upon termination or expiration of this Agreement by the Parties, at no cost of expense to the Employee (except the Employee will be responsible for ongoing premium payments), the Company will assign at the request of the Employee, and the Employee shall assume, the term life insurance policy insuring the Employee as of the date of this Agreement.

     4.5 Vacation. Employee shall be entitled to six (6) weeks paid vacation during each year of the Employment Period (in each year, exclusive of the Company’s paid holidays, float days and sick leave taken pursuant to the Company’s policy), such vacation period or periods to be taken at such time as Employee shall in his discretion determine upon consultation with and approval of the Company.

     4.6 Company Provided Equipment. During the Term, the Company shall provide the Employee with a cellular telephone and a laptop computer. The monthly service charge for the cellular telephone shall paid for by the Company. Charges for calls made and received by Employee in excess of the monthly contract minutes for use of such cellular telephone shall be paid for by Employee and not subject to reimbursement under this Article IV.

ARTICLE V

ACTIVITIES DURING AND FOLLOWING EMPLOYMENT

     5.1 Restrictive Covenants. Employee acknowledges and agrees that (i) as an employee of the Company he shall possess and learn valuable trade secrets and other proprietary information relating to the Company’s business, (ii) Employee’s services to the Company are unique in nature, (iii) the Company’s business is national in scope and (iv) the Company may be irreparably damaged if the Employee were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement for the Company to enter into this Agreement, the Employee agrees that during the period that he is employed by the Company and for a period of one (1) year thereafter (such period being referred to herein as the “Restricted Period”), Employee shall not, directly or indirectly, whether as a principal, agent, officer, director, employee, consultant, independent contractor or otherwise, alone, in association with or on behalf of any other person, firm, corporation, or other business organization:

          (a) anywhere in the Northeast United States of America (i.e., the District of Columbia, the States of Virginia, West Virginia, Maryland, Delaware, Pennsylvania, New Jersey, New York, Connecticut, Massachusetts, New Hampshire, Rhode Island, Vermont and Maine), engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, member, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or permit his name to be used by or render services for, any person or entity engaged in a Competing Business (as herein defined);

          (b) take any action in connection with a Competing Business which might divert from the Company or any of its affiliates any opportunity which would be (at the time of such action) within the scope of the Company’s or any such affiliate’s business;

          (c) solicit or attempt to induce any person or entity (including referral sources, agents and brokers) who is or has been a customer or business relation of the Company at any time during (i) the Employment Period or (ii) the Restricted Period, to purchase Competing Products or services (as herein defined) from any person or entity (other than the Company);

          (d) solicit or attempt to induce any person or entity who is or has been a client or other business relation of the Company at any time during (i) the Employment Period or (ii) during the Restricted Period, to cease doing business with the Company;

          (e) take any actions which are calculated to persuade any person or entity who is a director, manager, officer, employee, representative or agent of the Company or any of its affiliates to terminate their association with the Company or such affiliates; or

          (f) solicit or hire any person or entity who is or was a director, manager, officer, employee, representative or agent of the Company or any of its affiliates to perform services for any entity other than the Company and its affiliates.

     As used throughout this Agreement, a “Competing Business” shall mean a business which engages, in whole or in part, in the business of or the rendering of services which are directly competitive with products and services marketed and provided by the Company during the Restricted Period. As used herein, the services, subject to the foregoing provisions of this Section 5.1, are collectively referred to herein as “Competing Services”.

     5.2 Non-Disclosure of Proprietary Information. Employee agrees that during the Employment Period and continuing thereafter in perpetuity, he shall not, directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during his employment with the Company concerning such confidential matters of the Company, or its affiliates, including, but not limited to, information pertaining to trade secrets, systems, manuals, pricing, bidding procedures, bid contests, job details, confidential reports, methods, processes, designs, client lists, drawings, operating procedures, equipment and methods used and preferred by clients of the Company, and fees paid by them (“Proprietary Information”); provided, however, that Proprietary Information shall not be deemed to include any of the foregoing which (A) is or becomes generally available to the public other than as a result of Employee’s fault or the fault of any other person known by the Employee to be bound by a duty (contractual or otherwise) of confidentiality to the Company or its affiliates (or, if applicable, any successors or assigns); or (B) is required by law or court order or subpoena to be disclosed by the Employee, provided that the Employee gives the Company prompt advance written notice of such requirement and cooperates with any attempt by the Company to eliminate, limit or reduce such requirement so as to minimize disclosure; or (C) which is acquired by Employee acting in a manner not in violation of his obligations under Section 5.1 and which is not received from a third party in violation of its obligations to Company; or (D) is known by, or disclosed to Employee prior to the commencement of his employment with the Company without a duty of nondisclosure.

     For purposes of this Agreement, the term “client” shall include current and past clients of the Company and its affiliates, and potential clients for whom proposals have been made or are being prepared. Upon the termination of Employee’s employment with the Company, Employee shall promptly deliver to the Company all materials consisting of or containing Proprietary Information which are, directly or indirectly, in the possession or under the control of Employee.

     As used throughout this Agreement, an “affiliate” shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party, and which is engaged in any business similar to that of the Company. “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

     5.3 Blue Pencil Provision. Employee acknowledges that the period of restriction imposed by Sections 5.1 and 5.2 hereof are fair and reasonable and are reasonably required for the protection of the Company. If any part or parts of Sections 5.1 and 5.2 hereof shall be held to be unenforceable or invalid, the remaining parts shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part of this Agreement. If any of the provisions of Sections 5.1 or 5.2 hereof relating to the periods or area of restriction shall be deemed to exceed the maximum periods or area which a court of competent jurisdiction would deem enforceable, the periods or area shall, for the purposes of said Sections 5.1 and/or 5.2, be deemed to be the maximum time periods and area which a court of competent jurisdiction would deem valid and enforceable in any state or country in which such court of competent jurisdiction shall be convened.

     5.4 Injunctive Relief. Employee acknowledges and agrees that in the event of a breach or threatened breach of any of the foregoing provisions of Sections 5.1 and 5.2, the Company may have no adequate remedy at law and shall therefore be entitled upon notice to Employee (provided giving of such notice shall not entitle Employee to delay any proceedings to enforce the foregoing provisions) to enforce each such provisions of Sections 5.1 and 5.2 by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other remedies which may be available at law or in equity to the Company.

ARTICLE VI

MISCELLANEOUS

     6.1 Notices. All notices, requests, demands and other communications (collectively, a “Notice”) given or made pursuant to this Agreement shall be in writing and shall be given by personal delivery, facsimile (with written confirmation of receipt) or by registered or certified mail, return receipt requested, postage and fees prepaid, to the parties at the addresses set forth in the introductory paragraph of this Agreement. Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days after the date of deposit in the United States mail, unless sooner received. Either of the Parties may from time to time change its address for receiving Notices by giving written notice thereof in the manner set forth above.

     6.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties, and any other agreement or understanding relating to the matters hereunder are hereby merged herein.

     6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, United States of America, without giving effect to the principles of conflicts of laws thereof. Each of the Parties consents to the sole and exclusive jurisdiction of the State and Federal Courts of the State of New Jersey in the event of any dispute or controversy hereunder, and waive any objection to the jurisdiction thereby based on improper venue, lack of jurisdiction, forum non conveniens or otherwise.

     6.4 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     6.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions or interpretation of this Agreement.

     6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     6.7 Assignment. Employee may not assign his obligations or duties under this Agreement, and any attempted or purported assignment or any delegation of Employee’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by Employee of his duties and obligations under this Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors, assigns, heirs and legal representatives, including any successors of the Company by way of merger, consolidation, purchase, or transfer of all or substantially all of the assets or stock of the Company and any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement.

     6.8 Waiver. Waiver by either of the Parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

     6.9 Amendment. This Agreement may be amended, modified, superseded or canceled, in whole or in part, only by a written instrument executed by Employee and by an authorized representative of the Company.

     6.10 Enforcement Costs. In the event litigation or any other proceeding is required to protect or enforce any Parties’ rights hereunder, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and court costs.

     6.11 No Jury Trial. The Parties hereto waive all rights to a jury trial and acknowledge this waiver is a material inducement to enter into this Agreement.

     6.12 Acknowledgement. The Employee acknowledges that there are important legal and tax consequences with respect to the transactions contemplated by this Agreement, and that he has been advised by the Company to consult with his own independent legal counsel prior to entering into such Agreement. The Employee further acknowledges that Cole, Schotz, Meisel, Forman & Leonard, P.A. (“Cole Schotz”), is counsel to the Company and has prepared this Agreement at the request of the Company and that such person has not sought or relied upon any legal, tax or other advice from Cole Schotz.

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     IN WITNESS WHEREOF, this Employment Agreement has been made and entered into as of the date and year first above written.

WAVE2WAVE COMMUNICATIONS, INC.

By:	/s/ Steven Asman
Name: Steven Asman
Title: President

/s/ Eric Mann
ERIC MANN